UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2017

Aerojet Rocketdyne Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-01520	34-0244000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 N. Sepulveda Blvd, Suite 500 El Segundo, California		90245
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 252-8100

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2017, Aerojet Rocketdyne Holdings, Inc. (the “Company”) appointed Steven A. Adams, Vice President and Controller, to serve as the Company’s principal accounting officer, effective April 3, 2017.

Mr. Adams, 47, joins the Company from DreamWorks Animation SKG, Inc. (“DreamWorks”) where he has served as Chief Accounting Officer since March 2016. Prior to his appointment as Chief Accounting Officer of DreamWorks, he provided consulting services to DreamWorks beginning in December 2015. From September 2014 until December 2015, Mr. Adams was Senior Vice President, Controller and Chief Accounting Officer for DIRECTV. From November 2011 to August 2014, Mr. Adams was Vice President and General Auditor for DIRECTV, and before that was Vice President, Corporate Financial Reporting and Dealer Compensation. Before joining DIRECTV in 1999, he was a Manager in Assurance and Business Advisory Services for PricewaterhouseCoopers LLP. Mr. Adams is a certified public accountant (inactive) in the State of California and holds a bachelor’s degree in Accounting from the University of Southern California.

Mr. Adams does not have any family relationships with any of the directors, executive officers, or any people nominated or chosen by the Company to become a director or executive officer. Mr. Adams is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Mr. Adams will receive an annual base salary of $325,000 and will also be eligible to receive the following: (i) an annual target incentive opportunity of 50% of base salary, (ii) a long-term incentive target of 50% of base salary, and (iii) three (3) weeks of paid time off per annum. Additionally, Mr. Adams will be granted 10,000 restricted shares of the Company’s common stock effective as of the date his employment begins. These shares will vest ratably in tranches of one-third on the anniversary of the grant date over three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 31, 2017	AEROJET ROCKETDYNE HOLDINGS, INC.

	By:	/s/ Arjun L. Kampani
		Name:	Arjun L. Kampani
		Title:	Vice President, General Counsel and Secretary